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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                        Advantus Cornerstone Fund, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Dear Advantus Shareholder:

     I am writing today to inform you that on April 17, 2000, a Special Joint Meeting of Shareholders of the Advantus Funds will be held at the offices of Advantus Capital Management, Inc. in order to vote on several important proposals.

     Enclosed you will find a detailed Proxy Statement and a proxy card for you to register your vote and mail back to us. You will also find a summary of the proposals in a "Question and Answer" format that will provide answers to many of your anticipated questions. After you have read the enclosed materials, please fill out your proxy card, sign it and send it back to us.

YOUR PROMPT VOTE MAKES A BIG DIFFERENCE

     It is very important that you vote as soon as possible since many of these proposals require that a majority of the shareholders participate in the voting process. If the required number of shareholders do not participate, additional mailings and shareholder solicitation will need to take place at the expense of the Fund. Your prompt vote will help save time and money.

THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE FOR EACH PROPOSAL

     All of the proposals have been thoroughly reviewed by each Fund's Board of Directors, whose role is to protect your interest as a shareholder. The Funds' Board of Directors believes that the proposals are in the best interest of the applicable Fund and its shareholders and unanimously recommends that you vote FOR each proposal.

THREE WAYS TO VOTE

     We've made the voting process as easy and convenient as possible. You can vote by phone -- call the toll free number on your proxy card, by Internet -- www.proxyvote.com, or by mail -- see the enclosed proxy card. Whatever your choice, simply follow the instructions on your proxy card. We ask that you help the Fund avoid the cost of further solicitation by casting your vote as soon as possible.

     Thank you for investing with Advantus and taking the time to cast this very important vote.

Sincerely,

/s/ William N. Westhoff
William N. Westhoff
President
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Here is a brief overview of the proposals that are being recommended for your
Advantus Fund. Please read the full text of the proxy statement before deciding how to vote on these proposals.

What proposals am I being asked to vote on?

    Shareholders are being asked to elect Board members and ratify the selection of independent public accountants. In addition, shareholders at this meeting will vote on proposals to:

    - Change or eliminate some of the Funds' investment policies.
    - Change the investment objective of Horizon Fund.
    - Approve amended Investment Advisory Agreements.
    - Approve new Sub-Advisory Agreements for Enterprise Fund and Venture Fund.

    Some of these proposals affect all Funds, while others affect only certain Funds. Please refer to page 3 of the proxy statement to see what proposals apply to your Fund.

How does the Board recommend that I vote?

    After careful consideration, the Board recommends that you vote FOR each proposal.

What do Board members and independent public accountants do?

    Board members represent the interests of shareholders and oversee the management of the Funds. Independent public accountants review the financial statements prepared for each Fund and give an opinion on whether they present fairly the financial position of the Fund.

Why is the Board recommending changes to, or the elimination of, some of the Funds' investment policies?

    Each Fund has a number of investment policies that are "fundamental," which means that they may be changed only with the approval of shareholders. These fundamental policies differ significantly from Fund to Fund. This is in part because the Funds commenced operations at different times, and the wording of the Funds' investment policies has evolved over time. Also, some of the older Funds have fundamental policies that were adopted in response to state securities regulations that no longer apply to mutual funds. Because having different fundamental policies among the Funds presents difficulties from a compliance standpoint, and because some of the Funds' fundamental policies, in the opinion of Fund management, are unnecessarily restrictive in light of modern investment practices, the Board is recommending that the Funds' investment policies be standardized and that some policies be eliminated.

Why is the Board recommending a change in the investment objective of Advantus Horizon Fund?

    The Fund's current investment objective is long-term growth of capital combined with a moderate level of current income. However, it has become increasingly difficult to find securities that pay dividends, and the Fund has not paid income dividends to shareholders in several years. Therefore, the Board is recommending that the Fund's objective be changed to "long term growth of capital," eliminating income as an objective.

What amendments are being proposed to the Funds' Investment Advisory Agreements?

    The Board is recommending that shareholders of each Fund approve a new Investment Advisory Agreement with Advantus Capital Management. These new agreements include a number of changes, which are discussed in detail in the proxy statement under "PROPOSAL FOUR."
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    For Bond Fund, Cornerstone Fund, Enterprise Fund, Horizon Fund,
    International Balanced Fund, Mortgage Securities Fund, Spectrum Fund and Venture Fund, these changes include:

    - A decrease in advisory fees, the addition of, or a change in, advisory fee breakpoints, and deletion of the requirement that Advantus Capital pay the cost of the Fund's transfer agent, dividend disbursing agent and redemption agent services. Because the costs to your Fund of transfer agent, dividend disbursing agent and redemption agent services will exceed the decrease in advisory fees, the net effect of these changes is to increase each Fund's total expense ratio. However, Advantus Capital has guaranteed to maintain the total expenses of the Funds at their current levels through at least fiscal 2001. The Board does not believe that it would be in your best interest to decrease advisory fees by an amount equal to the cost of transfer agent, dividend disbursing agent and redemption agent services. Competition among mutual funds for qualified portfolio managers, analysts and sub-advisors has increased, and the proposed advisory fees have been designed to allow Advantus Capital to meet this competition.

    For Index 500 Fund, Money Market Fund and Real Estate Securities Fund, the following change has been proposed:

    - The addition of breakpoints to the advisory fee schedule. The base investment advisory fee will remain unchanged, but as a Fund's assets reach certain specified levels, the advisory fee will decrease for all assets above those levels. Although none of the Funds is currently large enough to be impacted by the proposed breakpoints, as each Fund becomes larger and reaches its first breakpoint, its advisory fee will decrease as a percentage of its net assets.

    In addition, the following two changes to all of the Funds' current advisory agreements have been proposed:

    - The addition of a provision that will allow Advantus Capital to hire a sub-advisor. (The advisory agreement for the International Balanced Fund already has this type of provision.) Despite the addition of this provision, the Investment Company Act, as currently interpreted, would prevent Advantus Capital from hiring a sub-advisor without shareholder approval of the sub-advisory agreement.

    - The addition of a provision that will allow each Fund's advisory agreement to be amended without shareholder approval, but only if this would be permitted under the Investment Company Act. Current interpretations of the Investment Company Act permit this to be done only when Fund shareholders will not be adversely affected. For example, shareholder approval of an amendment to decrease investment advisory fees is not required. The proposed change would save the Funds the expense of proxy solicitations in the case of these types of amendments.

Why are Enterprise Fund and Venture Fund being asked to approve new sub-advisory agreements?

    For the past 18 months, Advantus Capital has focused on better defining and positioning itself within the marketplace. In connection with this initiative, Advantus Capital has determined that it will no longer manage small capitalization portfolios. Advantus Capital has therefore proposed:

    - a new sub-advisory agreement between Advantus Capital and State Street Research & Management Company for Venture Fund, and

    - a new sub-advisory agreement between Advantus Capital and Credit Suisse Asset Management, LLC for Enterprise Fund.

    Information about these two experienced investment advisors can be found in the proxy statement. Sub-advisory fees will be paid by Advantus Capital, not by the Funds, so there will be no increase in Fund expenses as a result of hiring these sub-advisors.
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Three Easy Ways To Vote

It's fast, convenient and your vote is immediately confirmed and posted.

- By Phone:
Using a touch-tone phone, call the toll-free number located on your proxy card. Follow these 4 easy steps:
1. Read the accompanying Proxy Statement and proxy card.
2. Call the toll-free number.
3. Enter your 12-digit control number located on your proxy card.
4. Follow the simple instructions.

- By Internet:
Log on to www.proxyvote.com. Follow these 4 easy steps:
1. Read the accompanying Proxy Statement and proxy card.
2. Go to web site www.proxyvote.com.
3. Enter your 12-digit control number located on your proxy card.
4. Follow the simple instructions.

- By Mail:
Follow the instructions on the enclosed proxy card and mail it back to us in the envelope provided.
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PROXY CONTENT FOR ADVANTUSFUNDS.COM
2/22/2000



ADVANTUS HOME PAGE: Button, title undetermined

PROXY INFORMATION PAGE:

In March, shareholders of Advantus Mutual Funds were mailed a proxy statement asking for approval of several changes that were approved by the Board of Directors.

You can review the Letter To Shareholders, Proxy Questions and Answers, and the Proxy Statement. You may cast your vote by any of the following methods:

BY INTERNET: Visit our On-line Proxy Voting site, enter the 12-digit control number listed on your proxy card you received in the mail and follow the instructions on the web site.

BY MAIL: Complete and sign the proxy card and return it in the envelope provided.

BY TELEPHONE: Call the toll-free number on your proxy card. Enter the 12-digit control number listed on the proxy card, then follow the recorded instructions.

However you choose to vote, it is important that you vote now.

IF YOU HAVE ANY QUESTIONS ABOUT THE VOTING PROCESS:
Advantus will assist shareholders in the voting process. We invite you to call 1-800-665-6005 (and select the "0" option for personal assistance) between 7:30 a.m. and 5:15 p.m. (Central time) any business day.

If we have not received your proxy card before March 28, 2000, a representative of the Funds' proxy solicitor, Shareholder Communications Corporation, may call to remind you to exercise your right to vote. Voting before March 28 will avoid the expense of additional solicitation.

For more complete information about any Advantus Funds, including sales charges and expenses, view or ask your financial adviser for a prospectus(es). Please read the prospectus(es) carefully before you invest or send money.

INVESTMENT PRODUCTS OFFERED ARE: NOT FDIC-INSURED MAY LOSE VALUE NO BANK
GUARANTEE

                     ASCEND FINANCIAL SERVICES, INC. 3/2000